Exhibit (g)(1)(iv)
Allianz Global Investors Fund Management LLC
June 27, 2013
Mr. Brock Hill
Senior Vice President
State Street Bank and Trust Company
801 Pennsylvania
Kansas City, MO 64105
Re:	Allianz Funds
Reference is made to the Custody and Investment Accounting Agreement between State Street Bank and Trust Company, Allianz Global Investors Fund Management LLC, and Allianz Funds as created by the Novation dated as of April 13, 2011 (the “Agreement”). Pursuant to the Agreement, this letter is to provide notice of the fund changes listed below.
Additions:
AllianzGI Small-Cap Blend Fund
In accordance with the Additional Funds provision of Section 10.B of the Agreement, we request that you act as the custodian and investment accounting agent with respect to the fund changes. A current Schedule A to the agreement is attached hereto.
Please indicate your acceptance of the foregoing by executing two copies of this Agreement, retaining one copy for your records and returning one to my attention.

Very truly yours, Allianz Funds
By:
Name:
Title:

Allianz Global Investors Fund Management LLC
By:
Name:
Title:

Accepted: State Street Bank and Trust Company
By:
	Name:	Brock Hill
	Title:	Senior Vice President

SCHEDULE A
Revised June 27, 2013
AllianzGI NFJ Small-Cap Value Fund
AllianzGI NFJ Mid-Cap Value Fund
AllianzGI Focused Growth Fund
AllianzGI Opportunity Fund
AllianzGI NFJ Dividend Value Fund
AllianzGI NFJ Large-Cap Value Fund
AllianzGI Mid-Cap Fund
AllianzGI Technology Fund
AllianzGI Global Small-Cap Fund
AllianzGI Large-Cap Growth Fund
AllianzGI Wellness Fund
AllianzGI U.S. Managed Volatility Fund
AllianzGI NFJ All-Cap Value Fund
AllianzGI NFJ International Value Fund
AllianzGI Global Commodity Equity Fund
AllianzGI International Managed Volatility Fund
AllianzGI Emerging Markets Opportunities Fund
AllianzGI Income & Growth Fund
AllianzGI Small-Cap Blend Fund